Exhibit 99.1

Earthstone Energy Reports Nebraska Venture

DENVER, CO--(Marketwired - June 11, 2013) - EARTHSTONE ENERGY, INC. (NYSE MKT: ESTE) reported that the Company recently applied for a drilling permit in Nebraska in preparation for a deep Pennsylvanian test of the Virgil Formation. Earthstone expects to drill its first Nebraska well, the Schmale 33-20, by mid-summer to a depth of approximately 6,500 feet. The well is located in Sec 20, Township 15 North Range 47 West, Cheyenne County, Nebraska. In conjunction with this effort, the Company has acquired approximately 70 square miles of 3D seismic data and 30,000 acres of leasehold; primarily in Cheyenne County. The Company anticipates drilling one or two more wells over the next 18 months to define its geologic concept. Earthstone will be the Operator and has a 45% working interest in this venture.

"We are pleased to announce our newest project," commented Ray Singleton, President of Earthstone. "We are encouraged by the potential we see in this area. While the Nebraska panhandle has long been a producing region with a high density of shallow wells, it has only been sparsely explored in its deeper horizons. The 'rocks' in these deeper Permian and Pennsylvanian age formations are typically carbonates (limestone and dolomite), similar to the formations we experience in the Williston basin. Also similar to the Williston basin, multiple formations are productive; with several million barrel fields. However, unlike the Williston basin, these wells are much shallower and are inexpensive by Williston standards. Our initial efforts are expected to be vertical well penetrations, in that we do not see this as a resource play. However, as we gain better knowledge of the rocks, we may incorporate horizontal drilling into our exploration efforts. We are hopeful that these efforts will positively impact production and reserves and have a meaningful impact on the value of the Company."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas. Earthstone is currently traded on NYSE MKT under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements also include comments regarding the future contributions of various personnel. Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed for March 31, 2012 and Quarterly Reports on Form 10-Q for the three, six and nine months ended June 30, 2012, September 30, 2012 and December 31, 2012, respectively. The Company disclaims any obligation to update forward-looking statements.

Contact Information

CONTACT:
Ray Singleton
303-296-3076, ext. 102